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                                                                 Exhibit 10.1

                                EMPLOYMENT AGREEMENT

    This Employment Agreement (hereinafter "Agreement") is entered into as of th 17th of April, 2000, by and between Longs Drug Stores California, Inc., a California corporation (hereinafter "Company") and Steven F. McCann, an individual (hereinafter "McCann").

    WHEREAS, Company desires to have McCann as an enmployee of Company; and

    WHEREAS, McCann desires to be hired as an employee of Company.

    NOW, THEREFORE, the parties agree as follows:

1. The Position shall be Senior Vice President, Chief Financial Officer, and Treasurer, (hereinafter "Position") reporting to the CEO.

2. Bi-weekly pay will be Eight Thousand Seventy-Six Dollars and Ninety-Three Cents ($8,076.93), which is Two Hundred Ten Thousand Dollars ($210,000.00) per year, with participation in Company's VPIP Progam at One Hundred Ninety Thousand Dollars ($190,000.00) per year. McCann's bonus factor will be set at point zero zero one three five (0.00135) to provide assurance of reaching the bonus target in the period between 2nd Quarter, FY01 and 1st Quarter, FY'02.

3. Company will provide a Transition Bonus of One Hundred Twenty Thousand Dollars ($120,000.00) to assist in the transition to its pay and bonus system of compensation.

4. McCann will begin to accrue vacation immediately at the rate of four (4) weeks per year.

5. McCann will be offered a Non-qualified Stock Option of twenty thousand (20,000) shares within a month of his hire date at the then current price.

    - Fast vesting at the following rates:

        Three (3) years - Thirty Percent (30%);
        Four (4) years - Sixty Percent (60%); and
        Five (5) years - One Hundred Percent (100%)

    - Immediate vesting with an "uninvited change of corporate control"

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6.  Company will provide McCann a Termination Agreement commensurate with the
    Position.

7. Company agrees to buy McCann's home (residence and property) in Tennessee at an agreed upon price (average of two [2] appraisals) with timing and conditions to be agreed upon.

8. Relocation Allowance - To aid in in relocation and cost of the housing difference in the Walnut Creek area, an amount will be paid equal to the net present value of the difference in interest payments for a ten (10) year period that is required to secure a comparable residence in Walnut Creek, California. It is agreed that the difference in home value is Four Hundred Fifty-Seven Thousand Thousand Dollars ($457,000.00) and the interst rate is seven point eight seven five percent (7.875%) and therefore the net present value of increased interst over a ten (10) year period is Two Hundred Fifty Thousand One Hundred Sixty-Three Dollars ($250,163.00). Company agrees to fund one (1) point amounting to Six Thousand Five Hundred Dollars ($6,500.00) to be included in the relocation allowance for a total relocation allowance of Two Hundred Fifty-Six Thousand Six Hundred Sixty-Three Dollars ($256,663.00).

    This relocation allowance will be provided as a loan for which a promissary note will be provided as a loan for which a Promissary Note will be prepared and signed. It is agreed that Company will forgive one-fifth (1/5) of this loan plus accrued interest at the end of each of the first five (5) years of McCann's employment at which time Company will make a stock grant in shares with the then current value equal to the amount so forgiven. This stock grant is intended to help offset any taxation resulting from this arrangement.

9. Company agrees to pay those reasonable moving expenses including travel and lodging for the family to make a trip to California prior to the intended move. Any of these expenses deemed to be taxable, and for which Company will issue the appropriate 1099 form, will be reimbursed at Two Hundred Percent (200%).

10. Company will immediately place McCann and his family on the Excutive Medical Plan (which includes vision care).

11. Company agrees that for a two (2) year initial period of employment it will have at least limited liability for severance. Should the initial work arrangements be dissolved the parties agree as follows:

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    First, should Company choose to sever its employment relationship with
    McCann in the first two (2) years for any reason (other than "for cause"), Company would forgive any outstanding Notes and accrued interest and provide a cash payment equal to one (1) year's salary plus ninety (90) percent of the estimated bonus for the following year. For purposes of this calculation, the estimated bonus will be based on Company's operating plan. At the conclusion of the one (1) year period, a settlement of the amount due to either McCann or Company will occur. This settlement will true up the ninety percent (90%) of the estimated bonus to the actual amount as if McCann had been employed during that period of time.

    Second, should McCann cause his employment to be terminated by his resignation or by his being discharged for gross and willful misconduct relating to the performance by McCann of his duties at the Company, all outstanding notes would immediately become due and payable with accrued interest except as otherwise herein provided. No other compensation would be due other than that accrued to that point.

    IN WITNESS WHEREOF, the parties have executed the Agreement as of the date first written above.

Steven F. McCann,                 LONGS DRUG STORES CALIFORNIA, INC.
An Individual                     a California Corporation

By /s/ Steven F. McCann           By  /s/ S.D. Roath
  --------------------------          --------------------------------

                                  Its President & CEO
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                                  By  /s/ Q.D. Jones
                                      --------------------------------

                                  Its Secretary
                                      --------------------------------

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